CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Convertible Securities Fund of our report dated January 16, 2018, relating to the financial statements and financial highlights, which appears in Vanguard Convertible Securities Fund’s Annual

Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 23, 2018